UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2011

EATON VANCE CORP.
(Exact name of registrant as specified in its charter)

Maryland	1-8100	04-2718215
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

Two International Place, Boston, Massachusetts		02110
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 482-8260

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION INCLUDED IN THE REPORT

Item 2.02.     Results of Operations and Financial Condition

     Registrant has reported its results of operations for the three months ended January 31, 2011, as described in Registrant’s news release dated February 23, 2011, a copy which is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits

Exhibit No.	Document
99.1	Press release issued by the Registrant dated February 23, 2011.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EATON VANCE CORP.
(Registrant)

Date:	February 23, 2011	/s/ Robert J. Whelan
Robert J. Whelan, Chief Financial Officer

EXHIBIT INDEX

     Each exhibit is listed in this index according to the number assigned to it in the exhibit table set forth in Item 601 of Regulation S-K. The following exhibit is filed as part of this Report:

Exhibit No.	Description
99.1	Copy of Registrant's news release dated February 23, 2011.

Exhibit 99.1

Eaton Vance Corp.

Report for the Three Months Ended January 31, 2011

Boston, MA, February 23, 2011 – Eaton Vance Corp. (NYSE: EV) earned $0.30 per diluted share in the first quarter of fiscal 2011 compared to earnings per diluted share of $0.37 in the first quarter of fiscal 2010 and $0.41 in the fourth quarter of fiscal 2010. Earnings per diluted share were reduced $0.15, $0.02 and $0.06 in the first quarter of fiscal 2011, the first quarter of fiscal 2010 and the fourth quarter of fiscal 2010, respectively, by adjustments in connection with increases in the estimated redemption value of non-controlling interests redeemable at other than fair value, as described in more detail below.

Net inflows of $1.8 billion into long-term funds and separate accounts in the first quarter of fiscal 2011 compare to net inflows of $3.0 billion in the first quarter of fiscal 2010 and $3.2 billion in the fourth quarter of fiscal 2010. Net inflows in the first quarter of fiscal 2011 and the fourth quarter of fiscal 2010 reflect a $0.2 billion and $1.5 billion reduction in Parametric Portfolio Associates’ retail managed account (“RMA”) overlay assets, respectively, as a result of the integration of Bank of America’s RMA program into the Merrill Lynch RMA program following Bank of America’s 2009 acquisition of Merrill Lynch. Net inflows in the first quarter of fiscal 2011 also reflect a $0.8 billion decrease in fund leverage. The Company’s annualized internal growth rate (four times quarterly long-term net inflows divided by beginning of period long-term assets managed) was 4 percent in the first quarter of fiscal 2011.

Assets under management on January 31, 2011 were $191.7 billion, a new all-time high. This represents an increase of 19 percent from the $161.6 billion of managed assets as of January 31, 2010 and an increase of 4 percent from the $185.2 billion of managed assets as of October 31, 2010.

“In the first fiscal quarter, Eaton Vance achieved record revenues and approached previous peak adjusted operating income levels,” said Thomas E. Faust Jr., Chairman and Chief Executive Officer. “Favorable market trends and continued organic growth bode well for continuing improvement in financial performance.”

Comparison to First Quarter of Fiscal 2010

Long-term fund net inflows of $1.4 billion in the first quarter of fiscal 2011 compare to $1.5 billion of long-term fund net inflows in the first quarter of fiscal 2010, reflecting $9.6 billion of fund sales and other inflows, $7.4 billion of fund redemptions and other outflows, and a decrease in fund leverage of $0.8 billion. Institutional separate account net inflows in the first quarter of fiscal 2011 were $0.5 billion, consisting of gross inflows of $2.2 billion offset by $1.7 billion of outflows. In the first quarter of fiscal 2010, inflows of $1.6 billion into institutional separate accounts were offset by outflows of $1.2 billion. High-net-worth separate account net inflows in the first quarter of fiscal 2011 were $0.2 billion, consisting of gross inflows of $0.8 billion offset by $0.6 billion of outflows. In the first quarter of fiscal 2010, inflows of $1.1 billion into high-net-worth separate accounts were offset by outflows of $0.5 billion. Retail managed account net outflows were $0.1 billion in the first quarter of fiscal 2011 compared to $0.6 billion of net inflows in the first quarter of fiscal 2010, reflecting the loss of $0.2 billion of overlay assets in connection with the Bank of America–Merrill Lynch RMA program integration as described above. Retail managed account gross inflows of $1.6 billion in the first quarter of fiscal 2011 compare to $1.7 billion of inflows in the first quarter of fiscal 2010, while outflows of $1.7 billion in the first quarter of fiscal 2011 increased from outflows of $1.2 billion in the first quarter of fiscal 2010. Tables 1-4 on pages 8 and 9 summarize the Company’s assets under management and asset flows by investment mandate.

Revenue in the first quarter of fiscal 2011 increased $40.3 million, or 15 percent, to $312.3 million from revenue of $272.0 million in the first quarter of fiscal 2010. Investment advisory and administration fees increased 15 percent to $242.7 million, reflecting a 17 percent increase in average assets under management. Distribution and underwriter fees increased 9 percent due to an increase in average fund assets that pay these fees. Service fee revenue increased 10 percent due to an increase in average fund assets subject to service fees. Other revenue, which increased by $2.3 million, include $2.3 million of net gains on investments of consolidated funds in the first quarter of fiscal 2011 compared to $1.4 million of net gains on investments of consolidated funds in the first quarter of fiscal 2010.

Operating expenses increased $24.6 million, or 13 percent, to $209.3 million in the first quarter of fiscal 2011 compared to operating expenses of $184.7 million in the first quarter of fiscal 2010. Compensation expense increased 12 percent due to increases in employee headcount and base salaries, adjusted operating income-based bonus accruals, sales-based incentives, stock-based compensation, employee benefits and payroll taxes. Distribution expense increased 12 percent from the prior fiscal year’s first quarter due primarily to increases in intermediary marketing support payments and other asset- and sales-based distribution expenses, Class C distribution fees and marketing expenses. Service fee expense increased 11 percent, in line with the increase in assets subject to service fees. Amortization of deferred sales commissions increased 30 percent, reflecting an increase in Class C amortization as a result of strong sales of Class C fund shares, offset by a decrease in Class B amortization consistent with the declining trend in Class B fund share sales and assets. Fund expenses increased 6 percent in the first quarter of fiscal 2011 compared to the first quarter of fiscal 2010, primarily reflecting an increase in fund expenses contractually borne by the Company offset by a decrease in fund subsidies. Other expenses increased 18 percent, reflecting increases in consulting, travel, information technology and facilities.

Operating income in the first quarter of fiscal 2011 was $103.0 million, an increase of 18 percent over operating income of $87.3 million in the first quarter of fiscal 2010.

In evaluating operating performance, the Company considers operating income and net income, which are calculated on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), as well as adjusted operating income, a non-GAAP performance measure. Adjusted operating income is defined as operating income excluding the results of consolidated funds and adding back closed-end fund structuring fees, stock-based compensation, write-offs of intangible assets and other items that we consider non-operating in nature. The Company believes that adjusted operating income is a key indicator of the Company’s ongoing profitability and therefore uses this measure as the basis for calculating performance-based management incentives. Adjusted operating income is not, and should not be construed to be, a substitute for operating income computed in accordance with GAAP. However, in assessing the performance of the business, management and the Board of Directors look at adjusted operating income as a measure of underlying performance, since operating results of consolidated funds and amounts resulting from one-time events do not necessarily represent normal results of operations. In addition, when assessing performance, management and the Board look at performance both with and without stock-based compensation, a non-cash operating expense.

Adjusted operating income of $114.8 million in the first quarter of fiscal 2011 was 16 percent higher than the $99.1 million of adjusted operating income in the first quarter of fiscal 2010. The period’s adjusted operating income was within one percent of the Company’s all-time high quarterly adjusted operating income of $115.7 million, realized in the fourth quarter of fiscal 2007. The Company’s adjusted operating margin improved to 36.8 percent in the first quarter of fiscal 2011 from 36.4 percent in the first quarter of fiscal 2010.

The following table provides a reconciliation of operating income to adjusted operating income for the periods presented:

Reconciliation of Operating Income to Adjusted Operating Income

	Three Months Ended			% Change

				Q1 2011	Q1 2011
	January 31,	October 31,	January 31,	to	to
(in thousands)	2011	2010	2010	Q4 2010	Q1 2010

Operating income	$ 103,018	$ 106,084	$ 87,347	(3)%	18%
Operating income of
consolidated funds	(3,211)	(4,432)	(1,555)	(28)%	106%
Stock-based compensation	14,973	10,960	13,284	37%	13%

Adjusted operating income	$ 114,780	$ 112,612	$ 99,076	2%	16%

Interest income increased 9 percent in the first quarter of fiscal 2011 compared to the first quarter of fiscal 2010 due to an increase in average cash balances. In the first quarter of fiscal 2011, the Company recognized $2.9 million of net investment losses compared to $2.5 million of net investment gains in the first quarter of fiscal 2010. The Company’s effective tax rate, calculated as a percentage of income before income taxes and equity in net income (loss) of affiliates, was 37.3 percent and 38.4 percent in the first quarter of fiscal 2011 and fiscal 2010, respectively.

Net income attributable to non-controlling and other beneficial interests increased $16.4 million in the first quarter of fiscal 2011 over the first quarter of fiscal 2010 due primarily to an increase in the estimated redemption value of non-controlling interests in our subsidiary Parametric Portfolio Associates held by its senior management and other current and former employees. A new accounting standard adopted in fiscal 2010 requires that the net change in the redemption value of non-controlling interests redeemable at other than fair value be recognized as a component of net income. The increase in estimated redemption value of non-controlling interests in Parametric Portfolio Associates recognized in the first quarter of fiscal 2011 is attributable to its profit growth for the twelve months ended December 31, 2010 compared to the prior year.

Net income attributable to Eaton Vance Corp. shareholders in the first quarter of fiscal 2011 was $37.5 million, compared to net income attributable to Eaton Vance Corp. shareholders of $46.2 million in the first quarter of fiscal 2010.

Comparison to Fourth Quarter of Fiscal 2010

Long-term fund net inflows of $1.4 billion in the first quarter of fiscal 2011 compare to $3.4 billion of long-term fund net inflows in the fourth quarter of fiscal 2010. The $0.5 billion of institutional separate account net inflows in the first quarter of fiscal 2011 compare to institutional separate account net inflows of $0.7 billion in the fourth quarter of fiscal 2010. Net inflows into high-net-worth separate accounts were $0.2 billion in the first quarter of fiscal 2011 and $0.1 billion in the fourth quarter of fiscal 2010. Retail managed account net outflows were $0.1 billion in the first quarter of fiscal 2011 and $1.1 billion in the fourth quarter of fiscal 2010, and reflect the loss of $0.2 billion and $1.5 billion, respectively, of overlay assets in connection with the Bank of America–Merrill Lynch RMA program integration as described above. Retail managed account gross inflows of $1.6 billion in the first quarter of fiscal 2011 were in line with $1.6 billion of inflows in the fourth quarter of fiscal 2010, while retail managed account outflows of $1.7 billion in the first quarter of fiscal 2011 decreased from outflows of $2.7 billion in the fourth quarter of fiscal 2010. Tables 1-4 on pages 8 and 9 summarize the Company’s assets under management and asset flows by investment mandate.

Revenue in the first quarter of fiscal 2011 increased $8.7 million, or 3 percent, to $312.3 million from $303.6 million in the fourth quarter of fiscal 2010. Investment advisory and administration fees increased 5 percent to $242.7 million, reflecting a 6 percent increase in average assets under management. Distribution and underwriter fees decreased 9 percent due primarily to one-time fee revenues recorded in the fourth quarter of fiscal 2010. Service fee revenue increased 1 percent due to an increase in average fund assets subject to service fees. Other revenue, which decreased $1.3 million from the prior quarter, included $2.3 million of net gains on investments of consolidated funds recognized in the first quarter of fiscal 2011 compared to $3.3 million of net gains on investments of consolidated funds in the fourth quarter of fiscal 2010.

Operating expenses increased $11.8 million, or 6 percent, to $209.3 million in the first quarter of fiscal 2011 from $197.5 million in the fourth quarter of fiscal 2010. Compensation expense increased 10 percent, reflecting increases in salaries, adjusted operating income-based bonus accruals, stock-based compensation, payroll taxes and employee benefits. Distribution expenses were flat versus the prior fiscal quarter. Service fee expense increased 4 percent, in line with the increase in assets subject to service fees. Fund expenses decreased 5 percent from the fourth quarter of fiscal 2010 due to a decrease in fund expenses contractually borne by the Company. Other expenses increased 4 percent from the fourth quarter, due to increases in communications and information technology offset by decreases in consulting expenses.

Operating income in the first quarter of fiscal 2011 was $103.0 million, a decrease of 3 percent from operating income of $106.1 million in the fourth quarter of fiscal 2010. Adjusted operating income of $114.8 million in the first quarter of fiscal 2011 was 2 percent higher than the $112.6 million of adjusted operating income in the fourth quarter of fiscal 2010. The Company’s adjusted operating margin decreased to 36.8 percent in the first quarter of fiscal 2011 from 37.1 percent in the fourth quarter of fiscal 2010.

Interest income increased 27 percent in the first quarter of fiscal 2011 compared to the fourth quarter of fiscal 2010 due to an increase in average cash balances. In the first quarter of fiscal 2011, the Company recognized $2.9 million of net investment losses. In the fourth quarter of fiscal 2010, the Company recognized $1.1 million of net losses. The Company’s effective tax rate, calculated as a percentage of income before income taxes and equity in net income (loss) of affiliates, was 37.3 percent and 38.0 percent in the first quarter of fiscal 2011 and fourth quarter of fiscal 2010, respectively.

Net income attributable to non-controlling and other beneficial interests increased $11.8 million in the first quarter of fiscal 2011 compared to the prior quarter. First quarter fiscal 2011 net income attributable to non-controlling interests reflects the increase in the estimated redemption value of non-controlling interests in our subsidiary Parametric Portfolio Associates held by its senior management and other current and former employees that is attributable to its profit growth for the twelve months ended December 31, 2010 compared to the prior year. Fourth quarter fiscal 2010 net income attributable to non-controlling interests reflects the increase in the estimated redemption value of non-controlling interests in Atlanta Capital Management Company held by its senior management and other current employees that is attributable to its profit growth for the twelve months ended October 31, 2010 compared to the prior year.

Net income attributable to Eaton Vance Corp. shareholders in the first quarter of fiscal 2011 was $37.5 million compared to net income attributable to Eaton Vance Corp. shareholders of $50.3 million in the fourth quarter of fiscal 2010.

Cash and cash equivalents totaled $450.3 million on January 31, 2011 compared to $307.9 million on October 31, 2010. There were no outstanding borrowings against the Company’s $200.0 million credit facility on January 31, 2011. During the first three months of fiscal 2011, the Company used $26.8 million to repurchase and retire approximately 0.9 million shares of its Non-Voting Common Stock under its repurchase authorization. Over the twelve months ended January 31, 2011, the Company used $120.4 million to repurchase and retire approximately 4.0 million shares of its Non-Voting Common Stock and paid $78.2 million of dividends to shareholders. Approximately 3.9 million shares remain unused of the current 8.0 million share repurchase authorization.

Eaton Vance Corp. is one of the oldest investment management firms in the United States, with a history dating back to 1924. Eaton Vance and its affiliates offer individuals and institutions a broad array of investment strategies and wealth management solutions. The Company’s long record of providing exemplary service and attractive returns through a variety of market conditions has made Eaton Vance the investment manager of choice for many of today’s most discerning investors. For more information about Eaton Vance, visit www.eatonvance.com.

This news release contains statements that are not historical facts, referred to as “forward-looking statements.” The Company’s actual future results may differ significantly from those stated in any forward-looking statements, depending on factors such as changes in securities or financial markets or general economic conditions, client sales and redemption activity, the continuation of investment advisory, administration, distribution and service contracts, and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Eaton Vance Corp.
Summary of Results of Operations
(in thousands, except per share figures)
(unaudited)

		Three Months Ended
				% Change	% Change
	January 31,	October 31,	January 31,	Q1 2011 to	Q1 2011 to
	2011	2010	2010	Q4 2010	Q1 2010
Revenue:
Investment advisory and
administration fees	$ 242,734	$ 230,403	$ 210,387	5%	15%
Distribution and underwriter fees	27,327	29,954	25,034	(9)	9
Service fees	37,345	37,055	33,990	1	10
Other revenue	4,881	6,182	2,624	(21)	86
Total revenue	312,287	303,594	272,035	3	15
Expenses:
Compensation of officers and
employees	97,050	87,855	86,874	10	12
Distribution expense	32,697	32,584	29,111	-	12
Service fee expense	31,329	30,265	28,136	4	11
Amortization of deferred sales commissions	10,350	10,011	7,959	3	30
Fund expenses	4,544	4,792	4,293	(5)	6
Other expenses	33,299	32,003	28,315	4	18
Total expenses	209,269	197,510	184,688	6	13
Operating Income	103,018	106,084	87,347	(3)	18
Other Income/(Expense):
Interest income	837	659	770	27	9
Interest expense	(8,413)	(8,426)	(8,416)	-	-
Gains and (losses) on investments and derivatives	(2,922)	(1,105)	2,541	164	NM
Foreign currency gains (losses)	3	(131)	134	NM	(98)
Other income/(expense) of consolidated collateralized
loan obligation entity:
Interest income	5,220	-	-	NM	NM
Interest expense	(1,630)	-	-	NM	NM
Gains and (losses) on investments and note obligations	(3,540)	-	-	NM	NM
Income Before Income Taxes and Equity
in Net Income (Loss) of Affiliates	92,573	97,081	82,376	(5)	12
Income Taxes	(34,522)	(36,849)	(31,645)	(6)	9
Equity in Net Income (Loss) of
Affiliates, Net of Tax	1,234	(16)	814	NM	52
Net Income	59,285	60,216	51,545	(2)	15
Net Income Attributable to Non-Controlling
and Other Beneficial Interests	(21,750)	(9,910)	(5,303)	119	310
Net Income Attributable to
Eaton Vance Corp. Shareholders	$ 37,535	$ 50,306	$ 46,242	(25)	(19)
Earnings Per Share Attributable to
Eaton Vance Corp. Shareholders:
Basic	$ 0.31	$ 0.43	$ 0.39	(28)	(21)
Diluted	$ 0.30	$ 0.41	$ 0.37	(27)	(19)
Weighted Average Shares Outstanding:
Basic	116,741	116,217	116,603	-	-
Diluted	122,175	121,601	122,920	-	(1)
Dividends Declared Per Share	$ 0.180	$ 0.180	$ 0.160	-	13

Eaton Vance Corp.
Balance Sheet
(in thousands, except per share figures)
(unaudited)

	January 31,	October 31,
	2011	2010
ASSETS

Cash and cash equivalents	$ 450,328	$ 307,886
Investments advisory fees and other receivables	134,834	129,380
Investments	296,795	334,409
Deferred sales commissions	43,042	48,104
Assets of consolidated collateralized loan obligation entity:
Cash and cash equivalents	29,382	-
Bank loans and other investments	471,244	-
Other assets	2,670	-
Deferred income taxes	12,796	97,274
Equipment and leasehold improvements, net	74,203	71,219
Other intangible assets, net	72,064	73,018
Goodwill	135,786	135,786
Other assets	57,047	61,464
Total assets	$ 1,780,191	$ 1,258,540

LIABILITIES, TEMPORARY EQUITY AND PERMANENT EQUITY
Liabilities:
Accrued compensation	$ 50,965	$ 119,957
Accounts payable and accrued expenses	65,203	60,843
Dividend payable	21,451	21,319
Contingent purchase price liability	5,079	5,079
Debt	500,000	500,000
Liabilities of consolidated collateralized loan obligation entity:
Senior and subordinated note obligations	456,963	-
Other liabilities	13,540	-
Other liabilities	81,306	73,468
Total liabilities	1,194,507	780,666
Commitments and contingencies

Temporary Equity:
Redeemable non-controlling interests	121,619	67,019
Total temporary equity	121,619	67,019
Permanent Equity:
Voting common stock, par value $0.00390625 per share:
Authorized, 1,280,000 shares
Issued, 399,240 and 399,240 shares, respectively	2	2
Non-voting common stock, par value $0.00390625 per share:
Authorized, 190,720,000 shares
Issued, 118,727,200 and 117,927,054 shares, respectively	464	461
Additional paid-in capital	53,612	50,225
Notes receivable from stock option exercises	(2,984)	(3,158)
Accumulated other comprehensive income (loss)	1,088	(435)
Appropriated retained earnings	30,040	-
Retained earnings	380,938	363,190
Total Eaton Vance Corp. shareholders' equity	463,160	410,285
Non-redeemable non-controlling interests	905	570
Total permanent equity	464,065	410,855
Total liabilities, temporary equity and permanent equity	$ 1,780,191	$ 1,258,540

Table 1
Asset Flows (in millions)
Twelve Months Ended January 31, 2011
(unaudited)

Assets as of January 31, 2010 - beginning of period	$ 161,584
Long-term fund sales and inflows	36,932
Long-term fund redemptions and outflows	(25,595)
Long-term fund net exchanges	(728)
Institutional account inflows	9,857
Institutional account outflows	(5,717)
High-net-worth account inflows	2,426
High-net-worth account outflows	(2,227)
Retail managed account inflows	6,472
Retail managed account outflows	(7,064)
Separate account exchanges	664
Market value change	15,842
Change in cash management funds	(702)
Net change	30,160
Assets as of January 31, 2011 - end of period	$ 191,744

Table 2
Assets Under Management
By Investment Mandate (1)
(in millions) (unaudited)

	January 31,	October 31,	%	January 31,	%
	2011	2010	Change	2010	Change
Equity	$ 114,722	$ 107,502	7%	$ 98,461	17%
Fixed income	43,022	46,128	-7%	42,051	2%
Floating-rate income	21,939	20,003	10%	16,270	35%
Alternative	11,358	10,471	8%	3,397	234%
Cash management	703	1,139	-38%	1,405	-50%
Total	$ 191,744	$ 185,243	4%	$ 161,584	19%
(1) Includes funds and separate accounts

		Table 3
	Long-Term Fund and Separate Account Net Flows (in millions)
		(unaudited)

		Three Months Ended
	January 31,	October 31,	January 31,
	2011	2010	2010
Long-term funds:
Open-end funds	$ 2,061	$ 3,207	$ 2,493
Closed-end funds	(111)	389	(20)
Private funds	(598)	(228)	(1,014)
Institutional accounts	471	726	390
High-net-worth accounts	156	156	631
Retail managed accounts	(131)	(1,089)	551
Total net flows	$ 1,848	$ 3,161	$ 3,031

Table 4
Asset Flows by Investment Mandate (in millions)
(unaudited)

		Three Months Ended
	January 31,	October 31,	January 31,
	2011	2010	2010
Equity fund assets - beginning of period	$ 58,434	$ 55,808	$ 53,829
Sales/inflows	4,178	3,615	3,208
Redemptions/outflows	(4,142)	(4,327)	(3,310)
Exchanges	66	(22)	459
Market value change	2,813	3,360	1,269
Net change	2,915	2,626	1,626
Equity assets - end of period	$ 61,349	$ 58,434	$ 55,455

Fixed income fund assets - beginning of period	29,421	28,080	26,076
Sales/inflows	1,679	2,210	1,680
Redemptions/outflows	(2,577)	(1,339)	(1,387)
Exchanges	(229)	6	104
Market value change	(1,692)	464	313
Net change	(2,819)	1,341	710
Fixed income assets - end of period	$ 26,602	$ 29,421	$ 26,786
Floating-rate income fund assets - beginning of
period	16,128	14,687	14,361
Sales/inflows	1,967	1,536	828
Redemptions/outflows	(561)	(477)	(616)
Exchanges	118	3	2
Market value change	251	379	380
Net change	1,775	1,441	594
Floating-rate income assets - end of period	$ 17,903	$ 16,128	$ 14,955

Alternative fund assets - beginning of period	9,995	7,701	1,938
Sales/inflows	1,811	2,813	1,111
Redemptions/outflows	(1,003)	(662)	(55)
Exchanges	(20)	14	23
Market value change	93	129	(27)
Net change	881	2,294	1,052
Alternative assets - end of period	$ 10,876	$ 9,995	$ 2,990
Long-term fund assets - beginning of period	113,978	106,276	96,204
Sales/inflows	9,635	10,174	6,827
Redemptions/outflows	(8,283)	(6,805)	(5,368)
Exchanges	(65)	1	588
Market value change	1,465	4,332	1,935
Net change	2,752	7,702	3,982
Total long-term fund assets - end of period	$ 116,730	$ 113,978	$ 100,186

Separate accounts - beginning of period	70,126	65,876	57,278
Institutional account inflows	2,184	1,765	1,612
Institutional account outflows	(1,713)	(1,039)	(1,222)
High-net-worth account inflows	798	510	1,087
High-net-worth account outflows	(642)	(354)	(456)
Retail managed account inflows	1,584	1,599	1,714
Retail managed account outflows	(1,715)	(2,688)	(1,163)
Separate accounts exchanges	3	-	(579)
Separate accounts market value change	3,686	4,457	1,722
Net change	4,185	4,250	2,715
Separate accounts - end of period	$ 74,311	$ 70,126	$ 59,993
Cash management fund assets - end of period	703	1,139	1,405
Total assets under management -
end of period	$ 191,744	$ 185,243	$ 161,584